Exhibit 99.2
                                                               EXHIBIT D-2

                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                          WASHINGTON, D.C.  20555-0001

                                 March 11, 1998


   Mr. M. L. Marchi
   Manager - Nuclear Business Group
   Wisconsin Public Service Corporation
   Post Office Box 19002
   Green Bay, WI  54307-9002

   SUBJECT: SAFETY EVALUATION ASSOCIATED WITH WPS RESOURCES CORPORATION'S PENDING MERGER WITH UPPER PENINSULA ENERGY CORPORATION (TAC No. MA0520)

   Dear Mr. Marchi:

   In a letter dated December 15, 1997, you informed the NRC staff of a pending merger transaction between WPS Resources Corporation (WPSR) and Upper Peninsula Energy Corporation (UPEN). You stated that, pending shareholder and regulatory approvals, UPEN will be merged with and into WPSR. You noted that both UPEN and WPSR are holding companies, and that UPEN's operating subsidiary is Upper Peninsula Power Company (UPPCO) and WPSR's operating subsidiary is Wisconsin Public Service Corporation
   (WPSC). Also, you pointed out that WPSR will be the surviving holding company, that the existence of UPEN will cease, and that UPPCO will continue as a corporation as a subsidiary of WPSR. WPSC, Wisconsin Power and Light Company, and the Madison Gas and Electric Company are the license holders for the Kewaunee Nuclear Power Plant. After the transaction, WPSC will be unchanged in its corporate status as a subsidiary of WPSR and will continue to be a license holder and the operator of the Kewaunee Nuclear Power Plant, with no changes in WPSC's financial strength or obligations as a licensee after the merger.

   Your letter stated that WPSC does not believe that it is required to notify or seek prior NRC approval for this merger transaction and cited several reasons for this opinion. However, the NRC staff's practice still is to perform a threshold review in consideration of 10 CFR 50.80, and in so doing, the staff has concluded that the proposed merger of WPSR and UPEN and WPSR's acquisition of UPPCO as a subsidiary company does not involve a transfer, direct or indirect, of the operating license for the Kewaunee Nuclear Power Plant. Furthermore, the staff has concluded that the merger will not adversely affect WPSC's financial or technical qualifications with respect to the operation and decommissioning of the Kewaunee plant. Also, there do not appear to be any problematic antitrust or foreign ownership issues related to this license that would result from WPSR's merger with UPEN and acquisition of UPPCO. Thus, the proposed transaction will not affect the qualifications of the licensee, and the transaction appears to be otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission. Accordingly, the staff has no basis to object to the transaction.

   On Page 2 of your letter, you stated that there are no present plans to merge the two operating utilities, WPSC and UPPCO, but that such a merger may be required to maintain the WPSR exemption from registration pursuant to the Public Utility Holding Company Act of 1935. You noted that if WPSC and UPPCO are merged, WPSR does not believe that 10 CFR 50.80 would require NRC notification or approval but that WPSR would provide prior notice to the NRC if such a merger of WPSC and UPPCO is pursued.

   Depending upon how it is structured, a merger of WPSC and UPPCO could, in fact, require prior NRC consent under 10 CFR 50.80, and furthermore could require a license amendment. If such a merger is pursued, please inform the NRC as soon as possible.

                                     Sincerely,


                                     /s/ Samuel J. Collins
                                     Samuel J. Collins, Director
                                     Office of Nuclear Reactor Regulation

   Docket No. 50-305

   Enclosure: Safety Evaluation

   cc w/encl: See next page

   M. L. Marchi
   Wisconsin Public Service Corporation    Kewaunee Nuclear Power Plant

   cc:

   Foley & Lardner
   ATTN:  Bradley D. Jackson
   One South Pinckney Street
   P.O. Box 1497
   Madison, WI  53701-1497

   Chairman
   Town of Carlton
   Route 1
   Kewaunee, WI  54216

   Harold Reckelberg, Chairman
   Kewaunee County Board
   Kewaunee County Courthouse
   Kewaunee, WI  54216

   Chairman
   Wisconsin Public Service Commission
   610 N. Whitney Way
   Madison, WI  53705-2729

   Attorney General
   114 East, State Capitol
   Madison, WI  53702

   U.S. Nuclear Regulatory Commission
   Resident Inspectors Office
   Route #1, Box 999
   Kewaunee, WI  54216

   Regional Administrator   Region III
   U.S. Nuclear Regulatory Commission
   801 Warrenville Road
   Lisle, IL  60532-4531

   James D. Loock, Chief Engineer
   Public Service Commission
     of Wisconsin
   610 N. Whitney Way
   Madison, WI  53707-7854

                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                          WASHINGTON, D.C.  20555-0001


          SAFETY EVALUATION BY THE OFFICE OF NUCLEAR REACTOR REGULATION

           RELATING TO PROPOSED MERGER BETWEEN UPPER PENINSULA ENERGY

         CORPORATION AND WISCONSIN PUBLIC SERVICE RESOURCES CORPORATION

                      WISCONSIN PUBLIC SERVICE CORPORATION

                        WISCONSIN POWER AND LIGHT COMPANY

                         MADISON GAS AND ELECTRIC CMPANY

                          KEWAUNEE NUCLEAR POWER PLANT

                                DOCKET NO. 50-305

   1.0  BACKGROUND

   In a letter dated December 15, 1997, Wisconsin Public Service Corporation informed the staff of the pending WPS Resources Corporation (WPSR) merger transaction with Upper Peninsula Energy Corporation (UPEN). Pending shareholder and regulatory approvals, UPEN will be merged with and into WPSR. Both UPEN and WPSR are holding companies, and UPEN's operating subsidiary is Upper Peninsula Power Company (UPPCO) and WPSR's operating subsidiary is Wisconsin Public Service Corporation (WPSC). WPSR will be the surviving holding company as the existence of UPEN will cease, and UPPCO will continue as a corporation as a subsidiary of WPSR. WPSC, Wisconsin Power and Light Company, and the Madison Gas and Electric Company are the license holders for the Kewaunee Nuclear Power Plant. After the transaction, WPSC will be unchanged in its corporate status as a subsidiary of WPSR and will continue to be a license holder and the operator of the Kewaunee Nuclear Power Plant.

   2.0  EVALUATION

   The Nuclear Regulatory Commission (NRC) staff has performed a threshold review to determine whether the proposed merger will effect a license transfer requiring prior NRC approval pursuant to 10 CFR 50.80. On the basis of this review the NRC staff has concluded that WPSR's merger with UPEN will not result in a transfer, direct of indirect, of the operating license to the extent held by WPSC for the Kewaunee nuclear plant. Consequently, the staff believes that the license transfer provisions of 10 CFR 50.80 are not applicable to this situation. Nevertheless, the staff has reviewed several issues in light of the proposed merger as follows.

   2.1  Financial Qualifications

   Based on the information provided in WPSC's letter dated December 15, 1997, the staff finds that there will be no near-term substantive change in WPSC's financial ability to contribute appropriately to the operations and decommissioning of the Kewaunee nuclear plant as a result of the proposed merger. WPSC also would remain an "electric utility" as defined in 10 CFR 50.2, engaged in the generation, transmission, and distribution of electric energy for wholesale and retail sale, the cost of which is recovered through rates established by the Public Service Commission of Wisconsin and the Michigan Public Service Commission, and tariffs filed with the Federal Energy Regulatory Commission. Thus, pursuant to 10 CFR 50.33(f), WPSC would be exempt from further financial qualifications review as an electric utility if approval under 10 CFR 50.80 was required.

   2.2  Management and Technical Qualifications

   The WPSC letter states that there will be no changes in the senior executive officers of WPSC or WPSR and that only one executive of UPEN will join WPSC's executive group and be added to the WPSR Board of Directors, so there are no material changes in WPSR's or WPSC's management structure or processes planned as a result of the merger. Also, the letter states the WPSC personnel who are responsible for operating the plant will remain the same, and so NRC staff has no reason to believe that the merger will result in changes in the technical qualifications of WPSC. Based upon the expected continuity of WPSC's nuclear organization and management structure and processes, the staff finds that the proposed merger will not adversely affect WPSC's technical qualifications or the management of the Kewaunee plant.

   2.3  Antitrust

   The antitrust review provisions of Section 105c of the Atomic Energy Act apply to applications for a license to construct or operate a facility under Section 103 of the Act but do not apply to facilities licensed under
   Section 104b of the Act.  Since the Kewaunee plant is licensed as a
   Section 104b facility, it is not subject to the antitrust review requirements in the Act.

   2.4  Foreign Ownership

   The WPS letter states that WPSC will continue to be held by the same holding company, WPSR, and that only one UPEN executive will be added to the WPSR Board of Directors. The staff does not know or have reason to believe that, as a result of the merger, WPSC will be owned, controlled or dominated by a foreign person or entity.

   3.0  CONCLUSIONS

   In view of the foregoing, the staff concludes that the proposed merger between WPSR and UPEN will not involve a transfer, direct or indirect, of the operating license for the Kewaunee nuclear plant. Furthermore, the staff concludes that the merger will not adversely affect WPSC's financial or technical qualifications with respect to the operation and decommissioning of the Kewaunee plant. Also, there do not appear to be any problematic antitrust or foreign ownership issues related to this license that would result from WPSR's merger with UPEN.

   Thus, the proposed transaction will not affect the qualifications of WPSC as holder of the license, and the proposed transaction otherwise appears to be consistent with applicable provisions of law, regulations, and orders issued by the Commission. Accordingly, the staff has no basis to object to the transaction.

   Principal Contributor:  Alex F. McKeigney

   Date:  March 11, 1998